Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Falcon’s Beyond Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	Other (2)	7,294,756	$11.56	$84,327,379.36	0.00014760	$12,446.72
Total Offering Amounts					$84,327,379.36	0.00014760	$12,446.72
Total Fee Offsets(3)							-
Net Fee Due							$12,446.72

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of Falcon’s Beyond Global, Inc. the (“Registrant”) that may become issuable under the Falcon’s Beyond Global, Inc. 2023 Equity Incentive Plan by reason of any share split, share dividend, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on The Nasdaq Stock Market LLC on December 5, 2023.
(3)	The Registrant does not have any fee offsets to claim.